Exhibit 99.1

Contact:	John L. Morgan
763/520-8500

FOR IMMEDIATE RELEASE

WINMARK CORPORATION ANNOUNCES RESIGNATION

Minneapolis, MN (October 4, 2006)  —  Winmark Corporation (Nasdaq: WINA) announced the submission by Stephen M. Briggs of his resignation from the positions of President and Chief Operating Officer, as well as his resignation as a member of the Board of Directors of Winmark.

John L. Morgan stated, “Mr. Briggs joined Winmark in 2000 as its President and Chief Operating Officer. During his time with us, he has made a significant contribution to the success of Winmark, its employees, shareholders and certainly our franchise partners.  Steve Murphy, the current Vice President - Franchise Management, will become the president of retail franchise brands and assume Mr. Briggs’s responsibilities for the management of those brands.”

Winmark Corporation provides financial services and develops franchises for retail stores that buy, sell, trade and consign used and new merchandise.  At July 1, 2006, there were 819 franchise stores in operation under the Company ‘s brands and an additional 44 franchises awarded but not open.  Of the stores in operation, there were 394 Play It Again Sports®, 208 Once Upon A Child®, 171 Plato’s Closet®, 41 Music Go Round®  and 5 Wirth Business Credit® franchises.  In addition, at July 1, 2006, the Company had an equipment leasing portfolio equal to $13.3 million.